UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2026

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	MIDD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2026 (the “Restatement Effective Date”), The Middleby Corporation (“Middleby”) and Middleby Marshall Inc. (the “Borrower”), entered into a five-year Ninth Amended and Restated Credit Agreement consisting of a $2.0 billion multicurrency revolving facility and a $1.0 billion USD term loan A facility with Bank of America, N.A., as administrative agent, collateral agent and initial issuing bank, and the other financial institutions party thereto, as lenders (the “Credit Agreement”).

The Credit Agreement amends and restates Middleby’s prior revolving and term loan A facilities, which were established pursuant to that certain Eighth Amended and Restated Credit Agreement, dated as of October 21, 2021, among Middleby, the Borrower, the other subsidiaries of Middleby party thereto as borrowers, the administrative agent party thereto, and the lenders and other parties party thereto (as amended, the “Previous Credit Agreement”).

The Credit Agreement provides for new senior secured credit facilities in an aggregate principal amount of $3.0 billion, consisting of (i) a $2.0 billion multicurrency revolving credit facility and (ii) a $1.0 billion USD term loan A facility, with the potential for Middleby, under certain circumstances, to increase the amount of the credit facilities by the greater of $618 million and 100% of Middleby’s consolidated EBITDA (as defined in the Credit Agreement) for the most recently ended period of four consecutive quarters (plus additional amounts subject to compliance with, in the case of pari passu or junior secured indebtedness, a secured net leverage ratio not to exceed 3.00 to 1.00, or in the case of unsecured indebtedness, a net leverage ratio not to exceed 5.50 to 1.00), either by increasing one or more revolving or term loan facilities, by adding on one or more revolving and/or term loan facilities to the Credit Agreement, or incurring such indebtedness under a different credit agreement.

The multicurrency revolving credit facility consists of revolving loans and sublimits for swingline loans and letters of credit. The term loan facility is available to the Borrower for borrowing on the Restatement Effective Date. The revolving credit facilities shall be available to the Borrower on and after the Restatement Effective Date. Borrowings under the revolving credit facility may be made by the Borrower, and Middleby shall have the ability to designate Middleby and/or one or more wholly-owned subsidiaries of Middleby as additional borrowers, subject to certain conditions, pursuant to the terms of the Credit Agreement.

Borrowings under the multicurrency revolving credit facility (other than swingline loans which are available in U.S. dollars, Euros, Pounds sterling and Canadian dollars only) may be denominated in U.S. dollars, Australian dollars, Canadian dollars, Euros, Pounds sterling, Swedish Krona, Danish Krone, Mexican Pesos and any agreed alternative currency. The borrowing under the term loan A facility is denominated in U.S. dollars. Borrowings under the credit facilities were used to refinance the credit facilities under the Previous Credit Agreement and otherwise may be used for ongoing working capital needs, acquisitions and other investments, restricted payments, share repurchases, and other general corporate purposes, including, but not limited to, paying fees and expenses incurred in connection with the loan documents and any transactions contemplated by or otherwise permitted under the Credit Agreement.

The credit facilities mature on November 4, 2031. All obligations under the Credit Agreement and under certain swap contracts and cash management agreements are secured by substantially all the assets of Middleby, the Borrower and certain of Middleby’s material wholly-owned domestic subsidiaries, and unconditionally guaranteed by, subject to certain exceptions, Middleby and certain of Middleby’s direct and indirect material wholly-owned material domestic subsidiaries.

Borrowings in (i) U.S. dollars shall bear interest based on a (x) term secured overnight financing rate (“SOFR”) or (y) base rate, (ii) Pounds sterling shall bear interest based on a daily sterling overnight index average rate (“SONIA”), (iii) Euros shall bear interest based on the EURIBOR rate, (iv) Canadian dollars shall bear interest based on (x) the term CORRA Rate or (y) the Canadian prime rate, (v) Swedish Krona shall bear interest based on the STIBOR rate, (vi) Danish Krone shall bear interest based on the CIBOR rate, (vii) Australian dollars shall bear interest based on the BBSY rate, and (viii) Mexican Pesos shall bear interest based on the TIIE rate, in each case of clauses (i) through (viii) above, plus a margin as described below.

The margin for each of the foregoing rates, other than the base rate and Canadian prime rate, shall range from 1.250% to 1.750% based on the Total Net Leverage Ratio (as defined in the Credit Agreement) of Middleby, with interest periods, (A) in the case of all SOFR, EURIBOR, CORRA, STIBOR and CIBOR rate loans, at Middleby’s option of one, three or six months or, subject to certain conditions, twelve months, or (B) in the case of TIIE rate loans, at Middleby’s option of 28 days, 91 days or 182 days. The margin for base rate borrowings and Canadian prime rate borrowings shall range from 0.250% to 0.750% based on the Total Net Leverage Ratio (as defined in the Credit Agreement) of Middleby. However, prior to the delivery of Middleby’s quarterly financial statements for the fiscal quarter ending on April 3, 2027, such margin shall be 0.50% for base rate borrowings and Canadian prime rate borrowings and 1.50% for all other borrowings. A commitment fee equal to a percentage of the aggregate amount of the lenders’ unused revolving commitments and a letter of credit fee on the undrawn amount of each letter of credit issued under the letter of credit subfacility, are paid quarterly and on the Revolver Termination Date (as defined in the Credit Agreement).

The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type. Among other things, the covenants in the Credit Agreement limit the ability of Middleby and its subsidiaries to, with certain exceptions: incur indebtedness; grant liens; engage in certain mergers, consolidations, acquisitions and dispositions; make restricted payments; make certain investments; enter into certain sale-leaseback transactions; change its line of business or fiscal year; and enter into certain transactions with affiliates. The Credit Agreement also requires Middleby to satisfy certain financial covenants including: (i) a maximum Secured Net Leverage Ratio (as defined in the Credit Agreement) of 3.75 to 1.00, which may be adjusted to 4.25 to 1.00 for a four consecutive fiscal quarter period in connection with certain qualified acquisitions, subject to the terms and conditions contained in the Credit Agreement, and (ii) a minimum Consolidated Interest Coverage Ratio (as defined in the Credit Agreement) of 3.00 to 1.00.

Commitments and loans outstanding under the Credit Agreement may be voluntarily reduced or prepaid without premium or penalty other than payment of customary breakage costs.

The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments; bankruptcy and other insolvency events; the failure to perform certain covenants; the material breach of a representation or warranty; non-payment of certain other indebtedness; the entry of undischarged judgments against any borrower or guarantor for the payment of material uninsured amounts; the invalidity of any guarantee or any security document; certain material ERISA events; a change of control of Middleby; and an involuntary dissolution of Middleby or any of its material subsidiaries.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Ninth Amended and Restated Credit Agreement, dated as of November 4, 2026, among The Middleby Corporation, Middleby Marshall Inc., certain other borrowers party thereto, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent and collateral agent.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Date: November 4, 2026	By:	/s/ Brittany C. Cerwin
Brittany C. Cerwin
Chief Financial Officer